Exhibit N.2
Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606-4301
USA
Tel: +1 312 486 1000
Fax: +1 312 486 1486
www.deloitte.com
August 20, 2009
Calamos Global Total Return Fund
2020 Calamos Court
Naperville, Illinois 60563
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Calamos Global Total Return Fund for the six-month period ended April 30, 2009, and have issued our report dated June 17, 2009. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which was included in your Semi-Annual Report on Form N-CSRS for the semi-annual period ended April 30, 2009, is being used in this Registration Statement.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
Member of
Deloitte Touche Tohmatsu